FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 16th day of December, 2007 by and between ACURA PHARMACEUTICALS, INC. (formerly Halsey Drug Co., Inc.), a New York corporation (the “Corporation”) and ANDREW D. REDDICK(the “Employee”).

RECITALS

A.	The Corporation and the Employee executed an employment agreement dated as of August 26, 2003, which was amended three times (as amended, the “Employment Agreement”).
B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Section 7.6(a)(i) is hereby deleted and replaced with the following:

“(i) each of the following amounts:

(x)	the Employee’s accrued and unpaid Base Salary through and including the date of terminations;

(y)	the Employee’s then accrued and unused vacation through and including the date of termination; and

(z)
the Employee’s then accrued and unpaid Bonus for such year, calculated by pro-rating the annual Bonus, which would have been payable to the Employee but for his termination and assuming full achievement of the Bonus Criteria for such year, based on the number of days that the Employee remained in the employ of the Corporation during the year for which the Bonus is due;

The payments provided in subsections (x), (y) and (z) above, shall be paid in a single lump sum in cash within thirty (30) days after the date of termination; provided, however, that if such termination is by the Employee for Good Reason, the payment provided in subsection (z) shall be paid in a single lump sum in cash six (6) months and one (1) day following such termination; and”

2. Section 7.6(a)(ii) is hereby deleted and replaced with the following:

“(ii) the greater of (x) the Employee's Base Salary for the remainder of the Initial Term and (y) one (1) year of the Employee's Base Salary in effect immediately prior to the date of termination (”Severance Pay”). In the case of termination by the Employee for Good Reason, one-half of such Severance Pay shall be paid six months and one day following termination; and the remainder of such Severance Pay shall be paid in six equal monthly installments commencing with the seventh month following termination. In the case of termination of the Employee’s employment by the Corporation without Cause, the amount of such Severance Pay that does not exceed the Applicable Limit, shall be paid in equal monthly installments over the Severance Period (as defined in Section 7.6(b)). To the extent the Severance Pay exceeds the Applicable Limit, (A) one-half of the amount exceeding the Applicable Limit shall be paid six months and one-day after the date of termination, and (B) one-half of the amount exceeding the Applicable Limit shall be paid in six equal monthly installments commencing with the seventh month after the date of termination. The Applicable Limit is the amount which may not be exceeded as specified in Treas. Reg. 1-.409A-1(b)(iii)(A) (generally the lesser of $450,000 (for 2007) and two times Employee’s compensation).”

3. Subsection (ii) of Section 7.6(b) is hereby deleted and replaced with the following:

“(ii) receive a payment in cash following his termination without Cause or for Good Reason representing the value of such continued benefits, plus any income tax payable by the Employee on such value. The amount provided in subsection (ii) shall be paid (A) in a single lump sum payment within thirty (30) days of the date of termination if such termination is by the Corporation without Cause, and (B) in a single lump sum payment six months and one day following the date of termination if such termination is by the Employee for Good Reason.”

4. Section 7.7 is amended by deleting the phrase “the Severance Pay shall be payable in a lump sum in cash within thirty (30) days after the of the date of such termination,” and replacing it with “the Severance Pay shall be payable in a lump sum in cash six months and one day after the date of such termination.”

5. Section 12.9 is added to the agreement as follows:

12.9 Section 409A Option Agreement. Notwithstanding anything contained herein to the contrary, in the event of a conflict between this Agreement and the Section 409A Non-Qualified Stock Option Agreement dated February 8, 2006, as amended (the “409A Agreement”), with respect to the exercise of options covered thereunder (including the period during which they may be exercised), the provisions of the 409A Agreement shall control.

6. Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

7. This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter A. Clemens
Name: Peter A. Clemens
Title: Senior Vice President and
Chief Financial Officer

EMPLOYEE

By:	/s/ Andrew D. Reddick
Andrew D. Reddick